Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-242425) of Gol Linhas Aéreas Inteligentes S.A. and in the related Prospectus of our report dated March 24, 2021, with respect to the consolidated financial statements of Gol Linhas Aéreas Inteligentes, and the effectiveness of internal control over financial reporting of Gol Linhas Aéreas Inteligentes, included in this Annual Report (Form 20-F) for the years ended December 31, 2020 and 2018.

/s/ Ernst & Young Auditores Independentes S.S.

Sao Paulo, Brazil

September 20, 2021